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Exhibit 99

                                                               PR NEWSWIRE

                NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                 FOURTH QUARTER AND FISCAL YEAR EARNINGS

Red Bank, N.J. November 12, 2004 -- North European Oil Royalty Trust (NYSE-NRT) reported that royalty revenues for the fourth quarter of its fiscal year through October 31, 2004 decreased by 25.1% from those for the same period last year. All comparisons are to the prior year's equivalent period.

The combination of declines in gas sales under both royalty agreements and a drop in gas prices for gas sold from western Oldenburg resulted in the decline in royalty income. Under the lower royalty rate agreement covering the entire Oldenburg concession, overall gas sales for the quarter decreased by 9.95% to 35.91 billion cubic feet ("Bcf") while gas prices increased by 2.1% to 1.2118 Euro cents per kilowatt hour ("Ecents/Kwh"). Under the higher royalty rate agreement covering western Oldenburg, gas sales declined by 25.7% to 12.95 Bcf while gas prices fell 15.1% to 1.2491 Ecents/Kwh. Based upon transfers during the quarter, the Euro had an average dollar equivalent value of $1.2449, 10.77% higher than last year's dollar equivalent value of $1.1239. Using their respective average exchange rates to convert German gas prices into familiar terms yields average prices of $4.44 and $4.25 per Mcf under the higher and lower royalty rate agreements, respectively.

The Trust declared a distribution to owners of 33 cents per unit for the fourth fiscal quarter to be paid on November 24, 2004 to owners of record on November 12, 2004. Net income per unit for the 2004 fiscal year was $1.60 compared to $1.95 for the prior year, a decrease of 17.9%.

                       NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                   October 31, 2004           October 31, 2003
-------------                   ----------------           ----------------

German Royalties Received          $ 3,118,751                $ 4,166,398
Net Income                           2,962,955                  3,997,312
Net Income Per Unit                      $0.33                      $0.45


Fiscal Year Ended               October 31, 2004           October 31, 2003
-------------                   ----------------           ----------------

German Royalties Received          $15,061,209                $18,169,035
Net Income                          14,307,658                 17,398,359
Net Income Per Unit                      $1.60                      $1.95



For further information contact John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, at (732) 741-4008 or e-mail at NEORT@AOL.Com.